Exhibit 10.1

lTHIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

PAYMENTS UNDER THIS NOTE ARE SUBJECT TO THE SUBORDINATION PROVISIONS CONTAINED HEREIN.

THIS PROMISSORY NOTE WILL BE CONSIDERED TO HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THIS NOTE WAS ORIGINALLY ISSUED ON JUNE 17, 2015. FOR INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF OID PER $1,000 OF PRINCIPAL AMOUNT AND YIELD TO MATURITY FOR PURPOSES OF THE OID RULES, PLEASE CONTACT THE TREASURER OF THE BORROWER AT 100 SUMMIT LAKE DRIVE, SUITE 100, VALHALLA, NY 10595.

SUBORDINATED PROMISSORY NOTE

June 17, 2015

FOR VALUE RECEIVED, the undersigned, TURTLE BEACH CORPORATION, a Nevada corporation (the “Company”), hereby promises, subject to the terms and conditions hereof including Section 6, to pay to the order of SG VTB HOLDINGS, LLC (together with any successors and/or assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, THREE MILLION DOLLARS ($3,000,000) plus the aggregate amounts loaned to the Company by Holder hereunder after the date hereof (the “Principal Amount”), plus any Principal Increases (as defined below) together with any accrued interest thereon that has not been capitalized, on September 17, 2015 (the “Maturity Date”); provided, that, the Maturity Date may be extended by up to 2 additional 90 days periods upon the written agreement of the Company and the Holder. If the Holder or any of its Affiliates enters into a guaranty of any of the Company’s obligations under the Credit Agreement and is required to pay any amounts in respect thereof, any such amounts shall be deemed “Guaranty Payment Amounts” and increase the principal hereof as contemplated above.

1. Additional Advances. Prior to the Maturity Date, the Company may request in writing that the Holder make additional loans from time to time hereunder up to an outstanding Principal Amount after giving effect to all such advances of FIFTEEN MILLION DOLLARS ($15,000,000) in the aggregate. The Holder may, at its sole discretion, provide a loan up to such requested amount and such amount shall be added to the Principal Amount and be evidenced on Schedule 1; provided, that, any failure to update such Schedule 1 shall not affect the obligation of the Company to pay the amounts contemplated hereby.

2. Interest. Interest shall accrue on the Principal Amount and on any Principal Increases at a rate equal to (i) 10% per annum for the period ending on the Maturity Date and (ii) 20% per annum for all periods thereafter, and shall be calculated based upon a 365-day year. Interest on this Note shall accrue from the date hereof until repayment in full of the Principal Amount plus any Principal Increases together with any accrued interest thereon that has not been capitalized. Interest shall be paid quarterly by increasing the principal amount of this Note (any such increase, a “Principal Increase”) by an amount equal to the interest accrued on the Principal Amount and on any subsequent Principal Increases during such quarter.

3. Payments. The principal of this Note, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid in full upon the earliest occurrence of the Maturity Date or a Change of Control, in each case subject to Section 6 and unless the holders of a Majority in Interest (as defined below) shall otherwise agree in writing. For this purpose, a “Change of Control” has the meaning set forth in the Credit Agreement referenced in Section 6(a)(i) hereof.

4. Prepayment. Subject to Section 6 hereof, this Note may be prepaid at any time in whole or in part without premium or penalty. If the Company engages in a debt financing prior to the Maturity Date, the Company will, if requested by the Holder, use commercially reasonable efforts to allow the Holder to participate in such financing upon the same terms and conditions as the lenders thereunder by converting the principal amount of this Note, together with accrued but unpaid interest thereon, into in equal amount of such debt financing.

5. Method of Payment. All payments hereunder shall be made for the account of the Holder at its office located at c/o Stripes Group, 402 West 13th Street, New York, NY 10014 or to such other address as the Holder may designate in writing to the Company.

6. Subordination.

(a) Certain Defined Terms. The following terms shall have the following meanings:

(i) “Credit Agreement” shall mean the Loan, Guaranty and Security Agreement, dated as of March 31, 2014, by and among the Company, Voyetra Turtle Beach, Inc., a Delaware corporation, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, PSC Licensing Corp., a California corporation, VTB Holdings, Inc., a Delaware corporation, the financial institutions party thereto from time to time as lenders (the “Senior Lenders”), Bank of America, N.A., a national banking association, as collateral agent and security trustee for the Senior Lenders, and Bank of America, N.A. (the “Agent”) as sole lead arranger and sole book runner, as the same has been and may be amended, restated, amended and restated, supplemented, refinanced, renewed, replaced or otherwise modified from time to time.

(ii) “Insolvency Event” shall mean the occurrence of any Insolvency Proceeding (as defined in the Credit Agreement).

(iii) “Majority in Interest” shall mean a majority of the aggregate outstanding principal amount of the Note.

(iv) “payment in full” or “paid in full” shall mean with respect to the Senior Debt, that the Senior Debt has indefeasibly paid in full in cash, all Letter of Credit Outstandings (as defined therein) have been discharged or cash collateralized in a manner acceptable to the Agent and the issuing bank thereof and all commitments to extend any credit thereunder have been terminated.

(v) “Permitted Refinancing” shall mean any refinancing of the Senior Debt under the Senior Credit Documents pursuant to financing documentation that constitutes Permitted Refinancing Senior Loan Documents.

(vi) “Permitted Refinancing Senior Loan Documents” shall mean any financing documentation which replaces the Senior Credit Documents pursuant to which the Senior Debt under the Senior Credit Documents is refinanced, as from time to time amended and/or restated, supplemented or modified.

(vii) “Senior Credit Documents” shall mean the Loan Documents, as defined in the Credit Agreement.

(viii) “Senior Debt” shall mean all Obligations under, and as defined in, the Credit Agreement.

(ix) “Subordinated Debt” shall mean all indebtedness of the Company under this Note, including (a) all principal of, and interest on, the Note and (b) all other indebtedness, fees, expenses, obligations and liabilities of the Company to any holder of the Note, whether now existing or hereafter incurred or created, under or pursuant to the Note or separately under any other document, instrument or agreement executed in connection therewith which relates to the indebtedness evidenced by the Note, in each case, whether such amounts are due or not due, direct or indirect, absolute or contingent.

(b) Subordination to Senior Debt. The Company, for itself and its successors, and the Holder, by acceptance of this Note, agree that the Subordinated Debt shall, to the extent and in the manner hereinafter set forth, be subordinate and junior to the prior payment in full of all Senior Debt. This Section 6(b) will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees under this Section 6 and they and/or each of them may enforce its provisions. This Section 6(b) shall be enforceable in any Insolvency Proceeding (as defined in the Credit Agreement) in accordance with its terms.

(c) Company Not to Make Payments with Respect to Subordinated Debt.

(i) Until the Senior Debt has been paid in full, no payment by or on behalf of the Company or any other Person may be made on account of any Subordinated Debt except as expressly permitted by the Senior Credit Documents.

(ii) Until the Senior Debt has been paid in full, no holder of any Subordinated Debt shall take any action or exercise any remedy against the Company or any other person liable for any obligations thereunder on account of the Subordinated Debt (including, without limitation, commencing any legal action, or filing or joining in the filing of any insolvency petition against the Company) except for the filing of a claim or proof of claim required to preserve any holder of Subordinated Debt’s rights hereunder subject to Section 6(f)(i) and otherwise as expressly set forth in Section 7(b) relating to an Event of Default pursuant to Section 7(a)(ii).

(d) Note Subordinated to Prior Payment of all Senior Debt on Dissolution, Liquidation or Reorganization of the Company. In the event an Insolvency Event occurs, then:

(i) the holders of all Senior Debt shall first be entitled to receive payment in full in cash of the principal thereon, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before the holders of any Subordinated Debt are entitled to receive any payment on account of the principal of, or interest on, any Subordinated Debt.

(ii) any payment or distribution of assets of the Company or any other Person of any kind or character, whether in cash, property or securities to which the holders of any Subordinated Debt would be entitled, but for the provisions of this Note, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Debt or any representative on behalf of the holders of Senior Debt, to the extent necessary to make payment in full in cash of Senior Debt remaining unpaid.

(e) Proofs of Claim. If, while any Senior Debt is outstanding, any Event of Default under Section 7(a)(ii) of this Agreement occurs with respect to the Company, the holders of Subordinated Debt shall duly and promptly take such action as any holder of Senior Debt may reasonably request to collect any payment with respect to the Subordinated Debt for the account of the holders of the Senior Debt and to file appropriate claims or proofs of claim in respect of the Subordinated Debt. Upon the failure of the holders of Subordinated Debt to take any such action, each holder of Senior Debt is hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of the Subordinated Debt and to file claims and proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of Subordinated Debt with respect to the Subordinated Debt.

(f) Rights of Holders of Senior Debt; Subrogation.

(i) Should any payment or distribution or security or the proceeds of any thereof be collected or received by any holder of Subordinated Debt in respect of any Subordinated Debt at a time when such payment or distribution should not have been so made or received because of the provisions of this Section 6, such holder of Subordinated Debt will forthwith deliver the same to the holders of Senior Debt for the equal and ratable benefit of the holders of the Senior Debt in precisely the form received (except for the endorsement or the assignment of or by such holder where necessary) for application to payment of all Senior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Senior Debt and, until so delivered, the same shall be held in trust by such holder as the property of the holders of the Senior Debt.

(ii) Upon the payment in full in cash of all Senior Debt, the holder of Subordinated Debt will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until all amounts owing on the Subordinated Debt have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Senior Debt by or on behalf of the Company or by or on behalf of the holders of Subordinated Debt by virtue of this Section 6 which otherwise would have been made to the holders of Subordinated Debt will, as between the Company and the holders of Subordinated Debt, be deemed to be payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 6 are and are intended to be solely for the purpose of defining the relative rights of the holder of Subordinated Debt on the one hand, and holders of Senior Debt, on the other hand.

(g) Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of the Senior Debt. No right of any present or future holders of any Senior Debt to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Debt may extend, renew, increase, modify or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company; provided, however, that no such extension, renewal, increase, modification or amendment shall relieve the Company of its obligations to pay principal and interest as provided herein.

7. Events of Default.

(a) An “Event of Default” occurs if:

(i) the Company defaults in the payment of the principal of, or interest on, this Note when the same becomes due and payable at maturity, upon acceleration, or otherwise; or

(ii) the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any

Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof.

(b) Acceleration. Subject to the provisions of Section 6, if an Event of Default (other than an Event of Default specified in clause (a)(ii) of Section 7) occurs and is continuing, the holders of at least a Majority in Interest, by written notice to the Company and the holders of Senior Debt (as provided in Section 11) (an “Acceleration Notice”), may declare the unpaid principal of and accrued interest on all of the Notes to be immediately due and payable. Upon such declaration, if there is at such time any Senior Debt outstanding, the principal of and interest on the Notes shall be due and payable upon the first to occur of an acceleration under the applicable Senior Debt instrument or one hundred eighty (180) days after receipt by the Agent of such Acceleration Notice given hereunder. If an Event of Default specified in clause (a)(ii) of Section 7 occurs, all principal of and interest on all of the Notes outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. The holders of at least a Majority in Interest, by written notice to the Company, may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on the Notes which has become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Any amounts received by the Holder in connection with any action taken pursuant to this Section 7(b) shall be subject to the provisions of Section 6.

(c) Default Rate. Any payment of principal or interest under this Note shall begin to bear interest at a penalty rate of two percent (2%) above the-then applicable interest rate per annum upon the occurrence and during the continuance of an Event of Default under this Note or an event of default under any of the Senior Debt.

(d) Majority in Interest. The holders of a Majority in Interest may direct the time, method and place of conducting any proceeding for any remedy available to the holders of the Notes or exercising any trust or power conferred on them. The Holder of this Note may not pursue a remedy with respect to this Note unless the holders of at least a Majority in Interest consent to the pursuit of the remedy. A holder may not use the provision hereof to prejudice the rights of another holder or to obtain a preference or priority over another holder.

(e) Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

8. Amendment and Waiver.

(a) Consent Required. Any term, covenant, agreement or condition of the Notes may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least a Majority in Interest. So long as there is Senior Debt outstanding, (i) the subordination provisions of this Note may not be amended without the consent in writing of the holders of a majority in principal amount of the Senior Debt under the Credit Agreement and (ii) no other provisions of this Note may be amended without the consent in writing of the holders of a majority in principal amount of the Senior Debt under the Credit Agreement if such amendment is adverse to the holders of the Senior Debt.

(b) Effect of Amendment or Waiver. Any amendment or waiver shall be binding upon the Holder, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

9. Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer. The Company may charge for its out-of-pocket expenses incurred in replacing this Note.

10. No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

11. Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

Turtle Beach Corporation

100 Summit Lake Drive, Suite 100

Valhalla, NY 10595

Attention: Mark Koch

Fax: (914) 345-2266

and

Dechert LLP

2929 Arch Street

Philadelphia, PA 19104

Attention: Gary Green

Fax: (215) 994-2222

If to the Holder, to the Holder’s address as reflected in the books of the Company.

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery.

12. Successors, etc. This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.

13. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH OF THE PARTIES ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS NOTE.

14. Costs of Enforcement. The Company is obligated to pay the costs of enforcement of this Note (including without limitation the reasonable fees and expenses of counsel) incurred by or on behalf of the holder of this Note.

15. Waiver of Notice, etc. The Company hereby waives presentment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

16. Headings. The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

17. Governing Law. This Note shall be deemed a contract under, and shall be governed by and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

TURTLE BEACH CORPORATION

By:	/s/ John Hanson
Name:	John Hanson
Title:	Chief Financial Officer

ACKNOWLEDGED BY THE HOLDER

THIS 17th DAY OF JUNE, 2015:

SG VTB HOLDINGS, LLC

By:	/s/ Kenneth A. Fox
	Name:	Kenneth A. Fox
	Title:	Managing Member

SCHEDULE 1

PRINCIPAL AMOUNT

DATE	AMOUNT BORROWED	AMOUNT REPAID	BALANCE OUTSTANDING
6/18/2015	$3,000,000.00	$0.00	$3,000,000.00